March 5, 1999                        Exhibit 5


FBR Capital Corporation
14988 N. 78th Way, Suite 203
Scottsdale, Arizona 85260

         Re:      FBR Capital Corporation, a Nevada corporation
                  REGISTRATION STATEMENT ON FORM S-8
                  Our File No.: 2691-6295

Gentlemen:

         We are counsel for FBR Capital Corporation, a Nevada corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1993, as amended (the "Act"), of a Registration Statement on Forms S-8 (the "Registration Statement") relating to an aggregate of 70,000 shares of the Company's Common Stock, $.005 par value per share (the "Shares"). This opinion letter, together with Schedule A attached hereto (this "Opinion Letter"), is being rendered in connection with the filing of the Registration Statement.

         The 70,000 Shares covered by the Registration Statement are issuable under the Company's Director Compensation Plan (the "Plan").

         In connection with this Opinion Letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

         1. A Certificate of Good Standing from the Secretary of State of the State of Nevada, dated March 1, 1999;

         2. A certificate of Good Standing from the Arizona Corporation Commission, dated March 1, 1999;

         3. A copy of the Articles of Incorporation of the Company, as amended to date, and a certificate of the Secretary that there have been no further amendments thereto;

         4. A copy of the Amended and Restated By-laws of the Company, certified by the Secretary of the Company as presently being in effect;

         5. Certain proceedings of the directors of the Company relative to the Plan and Options granted under the Plan;

         6. A letter from the Company's transfer agent dated February 25, 1999, as to the issued and outstanding shares of the Company's Common Stock, $.005 par value per share; and
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         7. The Registration Statement.

         We  have,   without   independent   investigation,   relied   upon  the
representation and warranties of the various parties as to matters of objective fact contained in the Documents.

         In addition, this Firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule A hereto. In the course of our representation of the Company in connection with the preparation of the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of these assumptions is inappropriate, and, with your concurrence, the opinion hereafter expressed is based upon those assumptions. The Enumerated Party referred in Schedule A is the Company.

         We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

         With your concurrence, our opinion hereafter expressed is based solely upon: (1) our review of the Documents, (2) discussions with those of our attorneys who have devoted substantive attention to the preparation of the Registration Statement, and (3) such review of published sources of law as we have deemed necessary.

         Our opinions contained herein are limited to the laws of the State of Arizona and the Federal law of the United States of America. Our opinion regarding the Shares is rendered, with your concurrence, as if only the internal laws of the State of Arizona were applicable thereto, notwithstanding that the Company is a Nevada corporation.

         We express no legal opinion upon any matter other than that explicitly addressed below, and our express opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

         Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid, and non-assessable.

         We hereby  consent to the  reference  to this firm in the  Registration
Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                          Very truly yours,

                                          CRUSE, FIRETAG & BOCK, P.C.

                                          /s/ John L. Stoss

                                          JOHN L. STOSS

                                   SCHEDULE A

                           CRUSE, FIRETAG & BOCK, P.C.
                              STANDARD ASSUMPTIONS

         In rendering legal opinions, Cruse, Firetag & Bock, P.C. makes certain customary assumptions described below:

         1. Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents.

         2. Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

         3.       All  official  public  records  are  accurate,   complete  and
                  properly indexed and filed.

         4.       There   has  not  been   any   mutual   mistake   of  fact  or
                  misunderstanding, fraud, duress, or undue influences by or among any of the parties to the Documents.

         5. The conduct of the parties to the Documents has complied in the past and will comply in the future with any requirement of good faith, fair dealing and conscionability.

         6. The Enumerated Party will obtain all permits and governmental approvals required in the future and take all actions similarly required relevant to its performance of its obligations under the Documents.

         7. All parties to or bound by the Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Documents.

         8. There are no agreements or understandings among the parties to or bound by the Documents, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of any of the Documents.